As filed with the Securities and Exchange Commission on November 5, 2007

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-20853

FORM S-8 REGISTRATION STATEMENT NO. 333-52603

FORM S-8 REGISTRATION STATEMENT NO. 333-80861

FORM S-8 REGISTRATION STATEMENT NO. 333-39462

FORM S-8 REGISTRATION STATEMENT NO. 333-57670

FORM S-8 REGISTRATION STATEMENT NO. 333-63550

FORM S-8 REGISTRATION STATEMENT NO. 333-97101

FORM S-8 REGISTRATION STATEMENT NO. 333-107027

FORM S-8 REGISTRATION STATEMENT NO. 333-117762

FORM S-8 REGISTRATION STATEMENT NO. 333-126092

FORM S-8 REGISTRATION STATEMENT NO. 333-144032

UNDER THE SECURITIES ACT OF 1933

Applix, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2781676
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

289 Turnpike Road

Westborough, Massachusetts  01581
(Address of Principal Executive Offices)

(508) 870-0300

(Registrant’s telephone number, including area code)

APPLIX, INC. 1994 EQUITY INCENTIVE PLAN

APPLIX, INC. 2000 DIRECTOR STOCK OPTION PLAN

APPLIX, INC. 2001 EMPLOYEE STOCK PURCHASE PLAN

APPLIX, INC. 2003 DIRECTOR EQUITY INCENTIVE PLAN

APPLIX, INC. 2004 EQUITY INCENTIVE PLAN

APPLIX, INC. 2006 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

W. John Jussup

Senior Vice President, Chief Legal Officer and Secretary

Cognos Incorporated

3755 Riverside Drive

P.O. Box 9707, Station T

Ottawa, ON, Canada

K1G 4K9

(613) 738-1440

(Name, address, and telephone number, including area code, of Agent for Service)

With a copy to:

Kevin M. Barry, Esq.

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts 02110-1726

(617) 951-8000

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

Registration Statement 333-20853, pertaining to the registration of 495,214 shares of the Registrant’s common stock issuable under the Registrant’s 1994 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on January 31, 1997.

Registration Statement 333-52603, pertaining to the registration of 896,660 shares of the Registrant’s common stock issuable under the Registrant’s 1994 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on May 14, 1998.

Registration Statement 333-80861, pertaining to the registration of 800,000 shares of the Registrant’s common stock issuable under the Registrant’s 1994 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on June 17, 1999.

Registration Statement 333-39462, pertaining to the registration of 1,050,000 shares of the Registrant’s common stock issuable under the Registrant’s 2000 Director Stock Option Plan, which was filed with the Securities and Exchange Commission on June 16, 2000.

Registration Statement 333-57670, pertaining to the registration of 800,000 shares of the Registrant’s common stock issuable under the Registrant’s 2001 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission on March 27, 2001.

Registration Statement 333-63550, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issuable under the Registrant’s 1994 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on June 21, 2001.

Registration Statement 333-97101, pertaining to the registration of 150,000 shares of the Registrant’s common stock issuable under the Registrant’s 2000 Director Stock Option Plan, which was filed with the Securities and Exchange Commission on July 25, 2002.

Registration Statement 333-107027, pertaining to the registration of 300,000 shares of the Registrant’s common stock issuable under the Registrant’s 2003 Director Equity Plan, which was filed with the Securities and Exchange Commission on July 14, 2003.

Registration Statement 333-117762, pertaining to the registration of 500,000 shares of the Registrant’s common stock issuable under the Registrant’s 2001 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission on July 29, 2004.

Registration Statement 333-126092, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issuable under the Registrant’s 2004 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on June 23, 2007.

Registration Statement 333-144032, pertaining to the registration of 300,000 shares of the Registrant’s common stock issuable under the Registrant’s 2003 Director Equity Plan, which was filed with the Securities and Exchange Commission on June 25, 2007.

On October 25, 2007, Dimension Acquisition Corp. (“Merger Sub”), a Massachusetts corporation and an indirect, wholly-owned subsidiary of Cognos Incorporated, a corporation organized and existing under the laws of Canada (“Cognos”), merged with and into Applix, Inc., a Massachusetts company (the “Company”), (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of September 4, 2007, by and among Cognos, Merger Sub and the Company (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger (the “Effective Time”), except for shares owned by Cognos, Merger Sub or any other wholly-owned subsidiary of Cognos, was converted into the right to receive $17.87 in cash. As a result of the Merger, the Company became an indirect, wholly-owned subsidiary of Cognos.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the above referenced Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment to these Registration Statements to deregister all the shares of the Company’s common stock registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, on November 5, 2007.

Applix, Inc.

/s/ Tom Manley
By:	Tom Manley
President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following person in the capacities indicated on the 5th day of November, 2007.

Signature	Title

/s/ Tom Manley	President, Treasurer
Tom Manley	(principal executive, financial and accounting officer) and Director

/s/ W. John Jussup
W. John Jussup	Director

/s/ Les Rechan
Les Rechan	Director

/s/ Philippe Duranton
Philippe Duranton	Director